EXHIBIT 10.26

Avid Technology, Inc.

2014 Stock Incentive Plan

1.	Purpose

The purpose of this 2014 Stock Incentive Plan (the “Plan”) of Avid Technology, Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align their interests with those of the Company’s stockholders.

2.	Definitions

Unless the context clearly indicates otherwise, the following terms, when used in the Plan in capitalized form, shall have the meanings set forth below.

Award means an Option, SAR, Restricted Stock, Restricted Stock Units or Other Stock-Based Award granted under the Plan.

Award Agreement means (i) a written agreement (which may be electronic), including any amendment thereto, that sets forth the terms of an Award, or (ii) the document (written or electronic) evidencing an Award.

Board means the Board of Directors of Avid Technology, Inc.

Change in Control means:

(a)Subject to paragraphs (b) and (c), below, the first to occur of the following events:

(1)Any person (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of stock that, together with other stock held by such person, possesses more than 50 percent of the combined voting power of the Company's then-outstanding stock;

(2)Any person (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) ownership of stock of the Company possessing 30 percent or more of the combined voting power of the Company's then-outstanding stock;

(3)Any person (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) assets from the Company that have a total gross fair market value equal to 40 percent or more of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions (where gross fair market value is determined without regard to any associated liabilities); or

(4)During any 12-month period, a majority of the members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of their appointment or election.

(b)	A Change in Control shall not be deemed to occur by reason of:

(1)The acquisition of additional control of the Company by any person or persons acting as a group that is considered to “effectively control” the Company (within the meaning of guidance issued under Section 409A of the Code); or

(2)A transfer of assets to any entity controlled by the shareholders of the Company immediately after such transfer, including a transfer to (A) a shareholder of the Company (immediately before such transfer) in exchange for or with respect to its stock, (B) an entity, 50 percent or more of the total value or voting power of which is owned (immediately after such transfer) directly or indirectly by the Company, (C) a person or persons acting as a group that owns (immediately after such transfer) directly or indirectly 50 percent or more of the total value or voting power of all outstanding stock of the
Company, or (D) an entity, at least 50 percent of the total value or voting power of which is owned (immediately after such transfer) directly or indirectly by a person described in clause (C), above.

(c)If a Participant is party to an employment agreement, offer letter, or other similar agreement with the Company that contains a definition of “Change in Control” or a similar term, a Change in Control shall not be deemed to have occurred with respect to such Participant unless the requirements for a Change in Control under both the Plan and such employment agreement, offer letter, or other similar agreement are satisfied.

Code means the Internal Revenue Code of 1986, as amended.

Committee means a committee or subcommittees of the Board to which the Board delegates any or all of its powers under the Plan pursuant to Section 4(b) (Appointment of Committees). For Awards that are intended to qualify as Performance- Based Compensation under Section 162(m) of the Code, Committee means the committee described in Section 12(j) (Performance Awards).

Common Stock means the common stock, $.01 par value per share, of Avid Technology, Inc.

Company means Avid Technology, Inc. Except where the context otherwise requires, the term Company also includes any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code and any other business venture (including joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board.

Covered Employee means any person who is, or whom the Committee, in its discretion, determines may be, a covered employee under Section 162(m)(3) of the Code.

Designated Beneficiary means the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death. In the absence of an effective designation by a Participant, Designated Beneficiary means the Participant’s estate.

Divided Equivalent means a contractual right to receive payments equivalent to the amount of dividends paid with respect to shares of Common Stock.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Expected Value means (a) for an Option or SAR, the value of the Award, as determined by the Board using a reasonable valuation method, on the date of grant, and (b) for Restricted Stock and Restricted Stock Units, the Fair Market Value of the shares of Common Stock covered by the Award, determined as of the date of grant.

Fair Market Value means, with respect to a share of Common Stock as of any date, unless the Board expressly determines otherwise, (i) if the Common Stock trades on a national securities exchange, the closing sale price (for the primary trading session) on the date of determination; or (ii) if the Common Stock does not trade on any such exchange, the average of the closing bid and asked prices as reported by an authorized OTC Bulletin Board market data vendor as listed on the OTC Bulletin Board website (otcbb.com) on the date of determination. If the Common Stock is not publicly traded, the Board shall determine the Fair Market Value for purposes of the Plan using any measure of value that it determines to be appropriate (including relying on appraisals); such measure of value shall be determined in a manner consistent with the valuation principles under Section 409A of the Code, except as the Board may expressly determine otherwise. For any date that is not a trading day, the Fair Market Value of a share of Common Stock shall be determined by using the applicable price for the immediately preceding trading day. The Board may substitute a particular time of day or other measure of price if appropriate because of exchange or market procedures or may, it its sole discretion, use weighted averages either on a daily basis or such longer period as is consistent with Options and SARs being exempt from Section 409A of the Code. The Board has sole discretion to determine the Fair Market Value for purposes of this Plan, and all Awards are conditioned on the Participant’s agreement that the Board’s determination is conclusive and binding even though others might make a different determination.

GAAP means generally accepted accounting principles in the United States.

Incentive Stock Option means an Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code.

NASDAQ means The NASDAQ Stock Market or any successor thereto.

Nonstatutory Stock Option means an Option that is not an Incentive Stock Option.

Option means an option to purchase Common Stock.

Other Stock-Based Award means an Award of shares of Common Stock or an Award that is valued in whole or in part by reference to, or is otherwise based on, shares of Common Stock or other property, including an Award entitling recipients to receive shares of Common Stock to be delivered in the future, granted under Section 10 (Other Stock-Based Awards) and not otherwise described by the terms of the Plan.

Outside Director means a member of the Board who is not, on the date of determination, (i) an employee of the Company or any subsidiary of the Company, (ii) the beneficial owner of 10% or more of the outstanding Common Stock of the Company (a “Significant Stockholder”), or (iii) a controlling stockholder, member or partner of a Significant Stockholder.

Participant means a person who receives an Award under the Plan. An individual shall continue to be a Participant for so long as such Award is outstanding and not forfeited.

Performance Award means an Award for which vesting, exercisability, payment, or settlement is conditioned on the achievement of performance objectives.

Performance-Based Compensation means “performance-based compensation” within the meaning of Section 162(m) (4)(C) of the Code.

Plan means the Avid Technology, Inc. 2014 Stock Incentive Plan, as set forth herein and amended from time to time.

Reorganization Event has the meaning set forth in Section 11(b) (Reorganization Events).

Restricted Stock means an Award entitling the recipient to acquire shares of Common Stock, subject to the right of the Company to repurchase from the Participant all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) if conditions specified by the Board in the applicable Award are not satisfied prior to the end of a specified restriction period.

Restricted Stock Award means an Award of Restricted Stock or Restricted Stock Units.

Restricted Stock Unit means an Award of a contractual right entitling the recipient to receive shares of Common Stock or an amount of cash equal to the value of shares of Common Stock, subject to satisfying specified vesting conditions.

Securities Act means the Securities Act of 1933, as amended.

Stock Appreciation Right or SAR means an Award entitling the holder, upon exercise, to receive an amount in Common Stock or cash determined in whole or in part by reference to appreciation, from and after the date of grant, in the value of a share of Common Stock.

3.	Eligibility

All of the Company’s employees, officers, directors, consultants and advisors are eligible to receive Awards under the Plan.

4.	Administration and Delegation

(a)Administration by Board of Directors. The Plan shall be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award Agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.
(b)Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to a Committee. All references in the Plan to the “Board” shall mean the Board or a Committee or the officers referred to in subsection (c) below (Delegation to Officers), to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers.

(c)Delegation to Officers. To the extent permitted by applicable law, the Board may delegate to one or more officers of the Company the power to grant Awards to one or more employees of the Company or any of its present or future subsidiary corporations, and to exercise such other powers under the Plan as the Board may determine, subject to any limitations under the Plan and such guidelines as the Board may establish; provided, however, that no employee shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Exchange Act) or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act).

5.	Stock Available for Awards

(a)	Number of Shares; Share Counting.

(1)Authorized Number of Shares. Subject to adjustment under Section 11 (Adjustments for Changes in Common Stock and Certain Other Events), Awards may be made under the Plan for up to 3,750,000 shares of Common Stock. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(2)Share Counting. For purposes of counting the number of shares available for the grant of Awards under the Plan:

(i)All shares of Common Stock covered by independent SARs (i.e., SARs not granted in tandem with an Option) that may be settled in Common Stock (including SARs that may be settled in either cash or Common Stock) shall be counted against the number of shares available for the grant of Awards without regard to the number of shares of Common Stock actually issued upon settlement of such SARs. Independent SARs that may be settled only in cash shall not be so counted;

(ii)If any Award (A) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (B) results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards; provided, however, that in the case of Options and SARs that may be settled in Common Stock (including Options and SARs that may be settled in Common Stock or cash), the full number of shares subject to the Option or SAR shall be counted against the shares available under the Plan regardless of the number of shares actually used to settle such Option or SAR upon exercise;

(iii)Shares of Common Stock tendered to the Company by a Participant to (A) purchase shares of Common Stock upon the exercise of an Award or (B) satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards; and

(iv)Shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards.

(b)	Sub-limits.

(1)Section 162(m) Per-Participant Limit. Subject to adjustment under Section 11 (Adjustments for Changes in Common Stock and Certain Other Events), the maximum number of shares of Common Stock with respect to which Awards may be granted or paid to any Participant under the Plan shall be 1,000,000 per calendar year; the full number of authorized shares per individual shall be available for Options, SARs, or any other type of Award, provided that the aggregate number of shares under all Awards granted to the Participant during the year does not exceed the limit. For purposes of the foregoing limit, the combination of an Option in tandem with a SAR shall be treated as a single Award. The limit described in this paragraph (1) shall be construed and applied consistently with the Performance-Based Compensation exemption under Section 162(m) of the Code.

(2)No Award-Specific Limits. All of the authorized shares of Common Stock described in paragraph (a)(1), above (Authorized Number of Shares), shall be available for any type of Award permitted by the Plan.

6.	Stock Options

(a)General. The Board may grant Options and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

(b)Incentive Stock Options. All of the shares of Common Stock available under Section 5 shall be available for Incentive Stock Options. An Incentive Stock Option may be granted only to an employee of Avid Technology, Inc., any of Avid Technology, Inc.’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or for any action taken by the Board, including the conversion of an Incentive Stock Option to a Nonstatutory Stock Option.

(c)Exercise Price. The Board shall establish the exercise price of each Option and specify such exercise price in the applicable Award Agreement; provided, however, that the exercise price for a share shall not be less than 100% of the Fair Market Value of such share on the date of grant. Should the Board approve the grant of an Option with an exercise price to be determined on a future date, the exercise price shall not be less than 100% of the Fair Market Value on such future date. For an Incentive Stock Option granted to an individual who, at the time of grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of Avid Technology, Inc. or a related corporation, the exercise price per share shall be no less than 110% of the Fair Market Value of the share on the grant date.

(d)Limitation on Repricing. Unless such action is approved by the Company’s stockholders, (1) no outstanding Option granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option (other than adjustments pursuant to Section 11 (Adjustments for Changes in Common Stock and Certain Other Events)); and (2) the Board shall not cancel any outstanding Option and grant in substitution therefor a new Award covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the canceled option.

(e)No Reload Rights. No Option granted under the Plan shall contain any provision entitling the optionee to the automatic grant of additional Options in connection with any exercise of the original Option.

(f)Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided, however, that no Option shall be granted for a term in excess of ten years (or, for an individual who, at the time of grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of Avid Technology, Inc. or a related corporation, five years).

(g)Exercise of Option. Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board together with payment in full as specified in subsection (h), below (Payment Upon Exercise), for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option shall be delivered by the Company following exercise as soon as practicable.

(h)Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1)In cash or by check, payable to the order of the Company;

(2)Through net share settlement or a similar procedure involving the withholding of shares subject to the Option with a value equal to the exercise price;

(3)By delivery of shares of Common Stock owned by the Participant valued at their Fair Market Value; provided that (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4)to the extent permitted by applicable law and by the Board, by payment of such other lawful consideration as the Board may determine; or

(5)	by any combination of the above permitted forms of payment.

(i) Substitute Options. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Options in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Options may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Options contained in the other sections of this Section 6 or in Section 3 (Eligibility).

7.	Director Awards

(a)Initial Grant. Upon the commencement of service on the Board by any individual who is an Outside Director, the Company shall grant to such person (1) a Nonstatutory Stock Option, (2) a Restricted Stock Award or (3) a combination of a Nonstatutory Stock Option and a Restricted Stock Award. The number of shares underlying, and the form of, each Award under this subsection (a) shall be determined by the Board in its discretion; provided that the Expected Value of the aggregate Awards granted to an Outside Director under this subsection (a) shall not exceed a dollar amount determined by the Company’s compensation consultant based on a review of compensation paid by peer companies, which dollar amount shall not exceed
$230,000 as of the date of grant.

(b)Make-up Grants for 2013. As soon as practicable after the effective date of the Plan, the Company shall grant to each Outside Director who was an Outside Director on December 31, 2013, an Award that entitles such member to receive 7,500 shares of Common Stock. Such Award shall be immediately vested and shall not count against the Expected Value limitation for annual grants under subsection (c), below (Annual Grant).

(c)Annual Grant. For each calendar year after 2013, on a date determined by the Board, the Company shall grant to each Outside Director who has served as a director of the Company for at least six months prior to the date of grant (i) a Nonstatutory Stock Option, (ii) a Restricted Stock Award or (iii) a combination of a Nonstatutory Stock Option and a Restricted Stock Award. The number of shares underlying, and the form of, each Award under this subsection (c) shall be determined by the Board in its discretion; provided that the Expected Value of the aggregate Awards granted to an Outside Director under this subsection (c) for a year shall not exceed a dollar amount determined by the Company’s compensation consultant based on a review of compensation paid by peer companies, which dollar amount shall not exceed $230,000 as of the date of grant.

(d)	Terms of Director Options. Options granted under this Section 7 shall:

(1)Have an exercise price per share no less than the 100% of the Fair Market Value of a share on the date of grant;

(2)Except as set forth in subsection (e), below (Special Vesting Rules), and Section 11(b) (Reorganization Events), vest in full on the first anniversary of the date of grant; provided that (i) the individual is serving on the Board on such date, (ii) no additional vesting shall take place after the Participant ceases to serve as a director and (iii) the Board may provide for accelerated vesting to the extent permitted by paragraph (e)(3), below;

(3)Expire no later than the earlier of (i) ten years after the date of grant or (ii) twelve months following cessation of service on the Board; and

(4)	Contain such other terms and conditions as the Board shall determine.

(e)	Special Vesting Rules.

(1)The Board may, in its discretion, either at the time an Award is made or at any time thereafter, waive its right to repurchase shares of Common Stock (or waive the forfeiture thereof) or accelerate vesting or remove or modify any part or all of the restrictions applicable to an Award; provided that the Board may exercise such rights only in extraordinary circumstances as described in Section which shall include (A) death or disability of the Participant, (B) attainment of mandatory retirement age or retirement following at least seven years of service, (C) a merger, consolidation, sale, reorganization, recapitalization, or Change in Control or (D) any other nonrecurring significant event affecting the Company, a Participant or the Plan.
(2)Special Vesting Schedule for Grants in 2014. All Awards granted to Outside Directors during 2014 pursuant to the annual grant provisions of subsection (c), above (Annual Grant), shall vest on the earlier of the date of the Company’s annual shareholder meeting for 2015 or May 31, 2015; and all Awards granted pursuant to subsection (b), above (Make-up Grants for 2013), shall be immediately vested on the date of grant.

(f)Limitations on Awards to Outside Directors. Outside Directors shall not be granted Awards under the Plan other than pursuant to, and subject to the limitations set forth in, this Section 7 of the Plan.

8.	Stock Appreciation Rights

(a)General. The Board may grant SARs and determine the number of shares of Common Stock to be covered by each SARs. SARs may be based solely on appreciation in the Fair Market Value of Common Stock or on a comparison of such appreciation with some other measure of market growth such as appreciation in a recognized market index. The date as of which such appreciation or other measure is determined shall be the exercise date unless another date is specified by the Board in the SAR Award.

(b)	Grants. SARs may be granted in tandem with, or independently of, Options granted under the Plan.

(1)Tandem Awards. When SARs are expressly granted in tandem with Options, (i) the SAR shall be exercisable only at such time or times, and to the extent, that the related Option is exercisable (except to the extent designated by the Board in connection with a Reorganization Event) and shall be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the SAR shall terminate and no longer be exercisable upon the termination or exercise of the related Option, except to the extent designated by the Board in connection with a Reorganization Event and except that a SAR granted with respect to less than the full number of shares covered by an Option shall not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the SAR; (iii) the Option shall terminate and no longer be exercisable upon the exercise of the related SAR; and (iv) the SAR shall be transferable only with the related Option.

(2)Independent SARs. A SAR not expressly granted in tandem with an Option shall become exercisable at such time or times, and on such conditions, as the Board may specify in the SAR Award.

(c)Exercise Price. The Board shall establish the exercise price of each SAR and specify such price in the applicable SAR agreement. The exercise price per share shall not be less than 100% of the Fair Market Value of a share on the date of grant; provided that if the Board approves the grant of a SAR with an exercise price to be determined on a future date, the exercise price shall not be less than 100% of the Fair Market Value on such future date.

(d)Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, however, that no SAR shall be granted for a term in excess of ten years.

(e)Exercise of SARs. SARs may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board, together with any other documents required by the Board.

(f)Limitation on Repricing. The limitations on repricing of Options set forth in Section 6(d), above (Limitation on Repricing), shall also apply with respect to SARs.

9.	Restricted Stock; Restricted Stock Units

(a)General. The Board may grant Restricted Stock Awards.

(b)Limitations on Vesting.

(1)Except as provided in paragraph (2), below, and Section 11(b) (Reorganization Events), Restricted Stock Awards that vest solely based on the passage of time shall not vest prior to the first anniversary of the date of grant. This paragraph (1) shall not apply to Performance Awards.

(2)Notwithstanding any other provision of this Plan, the Board may, in its discretion, either at the time a Restricted Stock Award is made or at any time thereafter, waive its right to repurchase shares of Common Stock (or waive the forfeiture thereof) or remove or modify any part or all of the restrictions applicable to the Restricted Stock Award; provided that the Board’s authority with respect to Awards that are intended to qualify as Performance-Based Compensation under Section 162(m) of the Code shall be limited by the requirements of Section 162(m) and the Board may exercise such waiver, removal, and modification rights only in extraordinary circumstances which shall include (A) Termination of Status described in Section 12(d), (B) estate planning needs of the Participant, (C) a merger, consolidation, sale, reorganization, recapitalization, or Change in Control, or (D) any other nonrecurring significant event affecting the Company, a Participant or the Plan.

(c)Terms and Conditions. The Board shall determine the terms and conditions of any such Restricted Stock Award, including the conditions for repurchase (or forfeiture) and the issue price, if any.

(d)	Additional Provisions Relating to Restricted Stock.

(1)Stock Certificates. The Company may require that any stock certificates issued in respect of Restricted Stock shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the Participant’s Designated Beneficiary.

(2)Dividends. Participants holding shares of Restricted Stock shall be entitled to all ordinary cash dividends paid with respect to such shares, unless otherwise provided by the Board. Unless otherwise provided by the Board, all dividends or distributions with respect to Restricted Stock shall be subject to the same restrictions on transfer and risk of forfeiture as the shares of Restricted Stock with respect to which they were paid.

(e)	Additional Provisions Relating to Restricted Stock Units.

(1)Settlement. Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company one share of Common Stock or an amount of cash equal to the Fair Market Value of one share of Common Stock, as provided in the applicable Award Agreement. The Board may, in its discretion, provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant.

(2)	Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units.

(3)Dividend Equivalents. To the extent provided by the Board, in its sole discretion, a grant of Restricted Stock Units may provide Participants with Dividend Equivalents. Dividend Equivalents may be settled in cash and/or shares of Common Stock and, unless otherwise provided by the Board, shall be subject to the same restrictions on transfer and risk of forfeiture as the Restricted Stock Units with respect to which paid, subject in each case to the applicable Award Agreement.

10.	Other Stock-Based Awards

(a)General. Other Stock-Based Awards may be granted hereunder to Participants. Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine.

(b)Terms and Conditions. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Awards, including any purchase price applicable thereto.

(c)Vesting. Other Stock-Based Awards shall be subject to the vesting conditions, if any, set forth in the Award Agreement. Notwithstanding any other provision of this Plan, the Board may, in its discretion, either at the time an Other Stock-Based Award is made or at any time thereafter, remove or modify any part or all of the restrictions applicable to the Other Stock-Based Award; provided that the Board’s authority is subject to the limitations described in Section 9(b) (conditions for removing restrictions on Restricted Stock Awards).

11.	Adjustments for Changes in Common Stock and Certain Other Events

(a)Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (1) the number and class of securities available under this Plan, (2) the share counting rules set forth in Section 5(a)(2) (Share Counting) and per-participant limit in Section 5 (b)(1) (Section 162(m) Per-Participant Limit), (3) each Award limit under Section 7 (Director Awards), (4) the number and class of securities and exercise price per share of each outstanding Option, (5) the share- and per-share provisions and the exercise price of each SAR, (6) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award, (7) the share- and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock- Based Award, and (8) performance measures tied to the value of shares, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b)	Reorganization Events.

(1)Definition. A “Reorganization Event” shall mean: (i) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (ii) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction or (iii) any liquidation or dissolution of the Company.

(2)Consequences of a Reorganization Event on Awards Other than Awards of Restricted Stock. In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Awards of Restricted Stock on such terms as the Board determines: (i) provide that Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof); (ii) upon written notice to a Participant, provide that the Participant’s unexercised Awards shall terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant within a specified period following the date of such notice; (iii) provide that outstanding Awards shall become exercisable, realizable or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event; (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to a Participant equal to the excess, if any, of (A) the Acquisition Price times the number of shares of Common Stock subject to the Participant’s Awards (to the extent the exercise price does not exceed the Acquisition Price) over (B) the aggregate exercise price of all such outstanding Awards and any applicable tax withholdings, in exchange for the termination of such Awards; (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings); and (vi) any combination of the foregoing. In taking any of the actions permitted under this subsection (b), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

For purposes of clause (i) above, an Option or SAR shall be considered assumed if, following consummation of the Reorganization Event, the Option or SAR confers the right to purchase, for each share of Common Stock subject to the Option or SAR immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options or SARs to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

(3)Consequences of a Reorganization Event on Awards of Restricted Stock. Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company under each outstanding Award of Restricted Stock shall inure to the benefit of the Company’s successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Award of Restricted Stock. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Award of Restricted Stock or any other agreement between a Participant and the Company, all restrictions and conditions on all Awards of Restricted Stock then outstanding shall automatically be deemed terminated or satisfied.

12.	General Provisions Applicable to Awards

(a)Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that (i) the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member if, with respect to such proposed transferee, the Company would be eligible to use a Form S-8 for the registration of the sale of the Common Stock subject to such Award under the Securities Act, and (ii) the Company shall not be required to recognize any such transfer until such time as the Participant and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

(b)Documentation. Each Award shall be evidenced in an Award Agreement in such form (written, electronic or otherwise) as the Board shall approve.

(c)Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d)Termination of Status. Subject to any other limitations applicable to Awards contained herein, the Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence, or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

(e)Withholding. Each Participant must satisfy all applicable federal, state, and local or other income and employment withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise or release from forfeiture of an Award or, if the Company so requires, at the time of payment of the exercise price. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation; provided, however, that except as otherwise provided by the Board, such withholding may not exceed the Company’s minimum statutory withholding obligations (based on applicable minimum statutory withholding rates for federal and state tax purposes, including payroll taxes). Shares surrendered to satisfy tax withholding requirements shall not be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(f)Amendment of Award. Subject to the Plan’s restrictions against repricing Options and SARs, the minimum requirements for vesting of Awards, and the requirements under Section 162(m) of the Code for Performance-Based Compensation, the Board may amend, modify or terminate any outstanding Award, including substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Participant’s consent to such action shall not be required unless the change is not permitted by Section 11 hereof and the Board determines that the action, taking into account any related action, would materially and adversely affect the Participant’s rights under the Plan.

(g)Conditions on Delivery of Stock. The Company shall not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (1) all conditions of the Award have been met or removed to the satisfaction of the Company, (2) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including the registration provisions described in subsection (h), below (Registration of Shares), compliance with all other applicable securities laws and all applicable stock exchange and stock market rules and regulations, and (3) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h)Registration of Shares. It is the Company’s present intention to register, to the extent required or advisable, any shares of Common Stock issued pursuant to Awards granted under the Plan under the Securities Act. The Company shall not be obligated to sell or deliver any shares of Common Stock in connection with the granting, vesting, or exercise of any Award unless and until either:

(i)(A) Such shares have been registered under the Securities Act, (B) no stop order suspending the effectiveness of such registration statement has been issued and no proceedings therefor have been instituted or threatened under the Securities Act, and (C) there is available at the time of such grant, vesting event, or exercise (as applicable) a prospectus meeting the requirements of Section 10(a)(3) of the Securities Act; or

(ii)The Company has determined, based on the advice of its counsel, that it is not necessary or advisable to register such shares under the Securities Act.

In addition, the making of any Award or determination, the delivery or recording of a stock transfer, and payment of any amount due to a Participant may be postponed for such period as the Company may require, in the exercise of reasonable diligence, to comply with the requirements of any applicable law.

(i)Acceleration. Except as otherwise provided in Sections 7(d) and (e) (Terms of Director Options, and Limitations on Restricted Stock Vesting), and Sections 9(b) and 10(c) (Limitations on Vesting for Restricted Stock, Restricted Stock Units, and Other Stock-Based Awards), the Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

(j)	Performance Awards.

(1)Grants. The Company may grant Performance Awards pursuant to this subsection (j), subject to the limits in Section 5(b) on shares covered by such grants. The amount payable to a Participant in any calendar year pursuant to Performance Awards settled in cash shall not exceed $7 million.

(2)Committee. Grants of Performance Awards to any Covered Employee intended to qualify as Performance-Based Compensation under Section 162(m) of the Code shall be made only by a Committee (or subcommittee of a Committee) comprised solely of two or more directors who are eligible to serve on a committee making Awards that qualify as “performance-based compensation” under Section 162(m). In the case of such Awards granted to Covered Employees, references to the Board or to a Committee shall be deemed to be references to such Committee or subcommittee.

(3)Performance Measures. For any Award that is intended to qualify as Performance-Based Compensation, the Committee shall specify that the degree of granting, vesting and/or payout shall be subject to the achievement of one or more objective performance measures established by the Committee, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following: earnings (which may include earnings before interest, taxes, depreciation, and/or amortization, earnings before or after discontinued operations, and net earnings (before or after taxes), and may be determined in accordance with GAAP or adjusted to exclude any or all non-GAAP items); earnings per share (on a GAAP or non-GAAP basis); operating profit before or after discontinued operations and/or taxes; operating expenses or operating expenses as a percentage of revenue; revenues (on an absolute basis or adjusted for currency effects); revenue growth; organic revenue growth; net revenue growth; earnings growth; cash flow (including operating cash flow, free cash flow, cash flow return on equity, cash flow per share, and cash flow return on investment) or cash position; operating margins; gross margins; stock price; return on equity or average stockholders’ equity; total stockholder return; growth in stockholder value relative to the moving average of the S&P 500 Index or another index; return on capital; return on assets or net assets; return on investment; return on sales; return on revenue; market share; improvement of financial ratings; achievement of balance sheet or income statement objectives or total shareholder return (all of the foregoing measures may be absolute in their terms or measured against or in relationship to other companies or benchmarks); contract awards or backlog; overhead or other expense targets; credit rating; customer indicators; new product invention or innovation; attainment of research and development milestones; improvements in productivity; productivity ratios; attainment of objective operating goals and employee metrics; operating profit after tax; net operating profit; economic profit; economic value added; sales; sales productivity; sales growth; net income; adjusted net income; operating income; operating income growth; operating unit contribution; achievement of annual operating profit plans; debt level; net worth; strategic business criteria consisting of one or more objectives based on meeting specified market penetration or market share; geographic business expansion; objective goals relating to divestitures, joint ventures, mergers, acquisitions, and similar transactions; implementation or completion of specified projects or processes strategic or critical to the Company’s business operations; individual business objectives; objective measures of brand recognition/acceptance; performance achievements on designated projects or objectives; objective measures of regulatory compliance; successful completion of internal or external audits; successful integration of business units; successful hiring, retention of talent, or other succession planning; objective measures of employee engagement and satisfaction; operating efficiency; working capital targets; market capitalization; and profitability.

The Committee may specify that such performance measures shall be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the write-down of any asset, and (v) charges for restructuring and rationalization programs.

The performance measures for Awards (I) may vary by Participant and may be different for different Awards; (II) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Committee; and (III) shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code. Awards that are not intended to qualify as Performance-Based Compensation may be based on the performance measures set forth in this paragraph (3) or such other performance measures as the Board may determine.

(4)Certification and Adjustments. No Award that is intended to qualify as Performance-Based Compensation shall be paid until the Committee certifies in writing that the performance measures and other material terms have been certified. Notwithstanding any other provision of the Plan, with respect to any Performance Award, the Board may adjust downward the cash or number of Shares payable pursuant to such Award; the Board may not, however, adjust upward the cash or number of Shares payable pursuant to a Performance-Based Compensation Award. For Performance-Based Compensation, the requirement to achieve the applicable performance measures shall not be waived except in the case of the death or disability of the Participant or a Change in Control.

(5)Other. The Committee shall have the power to impose such other restrictions on Performance Awards as it may deem necessary or appropriate to ensure that, where intended, such Awards satisfy all requirements for Performance- Based Compensation.

13.	Miscellaneous

(a)No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b)No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares.

(c)Effective Date and Term of Plan. The Plan shall become effective on the date the Plan is approved by the Company’s stockholders (the “Effective Date”). No Awards shall be granted under the Plan after the expiration of ten years from the Effective Date, but Awards granted before such expiration may extend beyond that date. No Incentive Stock Option shall be granted under the Plan after the 10th anniversary of the date on which the Plan was adopted. No awards shall be granted under the 2005 Stock Incentive Plan or any predecessor thereto after the Effective Date.

(d)Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that (1) no amendment that would require stockholder approval under the rules of NASDAQ may be made effective unless and until such amendment shall have been approved by the Company’s stockholders; and (2) if NASDAQ amends its corporate governance rules so that such rules no longer require stockholder approval of NASDAQ “material amendments” to equity compensation plans, then, from and after the effective date of such amendment to the NASDAQ rules, no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 11 (Adjustments for Changes in Common Stock and Certain Other Events)), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless stockholder approval is obtained. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this subsection (d) shall apply to, and be binding on the holders of, all
Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment does not materially and adversely affect the rights of Participants under the Plan. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan.

(e)Provisions for Foreign Participants. The Board may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters. The Board shall establish subplans by adopting supplements to the Plan containing (1) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (2) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

(f)Compliance with Code Section 409A. The Plan shall be interpreted consistent with the intent that all Awards be exempt from or comply with the requirements of Section 409A of the Code. No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board expressly provides that the Award is not intended to comply with Section 409A of the Code. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Board.

(g)Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

(h)Rules of Construction. Whenever used in the Plan, words in either the feminine or masculine gender shall be deemed to refer to both females and males; words in the singular shall be deemed to refer also to the plural; the word “include” shall mean “including but not limited to”; and references to a statute, statutory provision, or regulation shall refer to the provision (or to a successor provision of similar import) as currently in effect, as amended, or as reenacted, and to regulations and other agency guidance of general applicability issued thereunder.